Prospectus Supplement No. 7	Filed pursuant to Rule 424(b)(3)
(To Prospectus dated July 9, 2024)	Registration No. 333-280643

Wheeler Real Estate Investment Trust, Inc.
This is Prospectus Supplement No. 7 (this “Prospectus Supplement”) to our Prospectus, dated July 9, 2024 (the “Prospectus”), relating to the issuance from time to time by Wheeler Real Estate Investment Trust, Inc. of up to 20,704,217 shares of our common stock, par value $0.01 (“Common Stock”). Terms used but not defined in this Prospectus Supplement have the meanings ascribed to them in the Prospectus.

We have attached to this Prospectus Supplement our Current Report on Form 8-K filed on October 8, 2024. The attached information updates and supplements, and should be read together with, the Prospectus, as supplemented from time to time.

Investing in our Common Stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 6 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is October 8, 2024.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
  CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): October 7, 2024
 WHEELER REAL ESTATE INVESTMENT TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-35713	45-2681082
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

2529 Virginia Beach Blvd. Virginia Beach, VA	23452
(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (757) 627-9088
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
 Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	WHLR	Nasdaq Capital Market
Series B Convertible Preferred Stock	WHLRP	Nasdaq Capital Market
Series D Cumulative Convertible Preferred Stock	WHLRD	Nasdaq Capital Market
7.00% Subordinated Convertible Notes due 2031	WHLRL	Nasdaq Capital Market

Item 8.01 Other Events

Results of October 2024 Series D Preferred Stock Redemptions

•The 13th monthly “Holder Redemption Date” occurred on October 7, 2024.
•Wheeler Real Estate Investment Trust, Inc. (the “Company”) processed 17 redemption requests from holders of its Series D Cumulative Convertible Preferred Stock (the “Series D Preferred Stock”), collectively redeeming 85,019 shares of Series D Preferred Stock for a redemption price of approximately $39.42 per share ($25.00 per share plus the amount of all accrued but unpaid dividends to and including the October 7, 2024 Holder Redemption Date) (the “Redemption Price”).
•The Company settled the aggregate Redemption Price through the issuance of 243,336 shares of it common stock, par value $0.01 (“Common Stock”) .
•The volume weighted average of the closing sales price, as reported on the Nasdaq Capital Market, per share of Common Stock for the ten consecutive trading days immediately preceding, but not including, the October 5, 2024 Holder Redemption Date was approximately $13.77.

Cumulative Series D Preferred Stock Redemption Information

•To date, the Company has processed 229 redemption requests, collectively redeeming 1,181,598 shares of Series D Preferred Stock.
•The Company has issued approximately 865,000 shares of its Common Stock (as adjusted for the Company’s May 16, 2024 one-for-24, June 17, 2024 one-for-five, and September 19, 2024 one-for-three reverse stock splits (collectively, the “Reverse Stock Splits”)) in settlement of all such redemption requests in the aggregate.
•As of October 7, 2024, the Company had 896,104 shares of Common Stock (as adjusted for the Reverse Stock Splits) and 2,453,949 shares of Series D Preferred Stock outstanding.

November 2024 Redemptions

•The deadline for the next monthly round of Series D Preferred Stock redemptions is October 25, 2024.
•The next monthly Holder Redemption Date will occur on November 5, 2024.
•Required redemption forms and a list of frequently asked questions can each be found on the Company’s website at https://ir.whlr.us/series-d/series-d-redemption.

Information contained on the Company’s website is not incorporated by reference into this Current Report on Form 8-K and should not be considered to be part of this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WHEELER REAL ESTATE INVESTMENT TRUST, INC.

By:	/s/ M. Andrew Franklin
Name: M. Andrew Franklin
Title: Chief Executive Officer and President

Dated: October 8, 2024